INDEPENDENT CONTRACTOR AGREEMENT

THIS INDEPENDENT CONTRACTOR AGREEMENT (the “Agreement”) is made June 19, 2018 (the “Effective Date”).

BETWEEN:

SHACKELFORD PHARMA INC.

(the “Company”)

- and -

John Meekison

(the “Contractor”)

(collectively referred to as the “Parties”)

WHEREAS the Company wishes to retain the Contractor as an independent contractor to provide certain services to the Company, on the terms and conditions set forth in this Agreement.

THEREFORE, the Parties agree as follows:

1. TERM OF AGREEMENT

(a) The term of this Agreement shall be for the period commencing on the Effective Date and continuing until June 18, 2019, unless terminated earlier in accordance with the provisions contained herein. Reference to “term” in this Agreement shall include any mutually agreed period of renewal or extension. This Agreement shall automatically renew for further period of twelve (12) months, unless written notice of non-renewal is delivered by the non-renewing Party to the other Party not later than: (i) in the case of the Contractor, 90 days prior to the expiry of the then current term; and (ii) in the case of the Company, 90 days prior to the expiry of the then current term.

(b) This Agreement may be terminated at any time and for any reason during this period by: (i) the Contractor providing the Company with 90 days prior written notice; or (ii) the Company providing the Contractor with 90 days prior written notice. Notwithstanding the foregoing, the Company may terminate this Agreement at any time without prior notice, for fraud, dishonesty, wilful neglect, misconduct, or any material breach of the terms hereof by the Contractor.

(c) Upon termination of this Agreement for any reason whatsoever:

(i) the Contractor shall have no further claims against the Company for damages of any nature whatsoever; and

(ii) the Company shall only be responsible for the payment of any reasonable expenditures properly incurred by the Contractor under this Agreement up to the effective date of termination, and for payment of any fees accrued under this Agreement up to the effective date of termination.

(d) Section 7 shall survive the termination or expiration of this Agreement and shall remain binding upon the Contractor.

2. SERVICES TO BE PROVIDED

(a) The Company hereby retains the Contractor to perform those services set out in Schedule A of this Agreement and such other tasks as shall be assigned to the

Contractor by the board of directors of the Company (the “Board”) or any designee of the Board at any time and from time to time (collectively, the “Services”).

(b) The Company grants the Contractor the authority and discretion to do such things as may be reasonably necessary for the purposes of performing the Services. However, the Contractor shall not have the authority or discretion to enter into any agreement, contract or understanding that legally binds the Company or otherwise assume, create or incur any obligations or liabilities on behalf of the Company, except as expressly provided for in this Agreement, without first obtaining the prior written consent of the Company.

3. FEES

In consideration of the Services provided, the Company shall:

(a) pay to the Contractor a fee of $2,500.00 per month (the “Fee”) where such payments will be made in arrears following receipt by the Company of an invoice prepared by the Contractor outlining the extent of Services provided. The Contractor agrees to clearly reference the applicable GST/PST registration numbers on all such invoices provided to the Company; and

(b) in its sole discretion pay to the Contractor an annual discretionary bonus (the “Bonus”) as determined by the compensation committee. The Bonus, if any, for a given year: (i) will be calculated in accordance with the terms and conditions of the Company’s bonus plan, as it may be modified in the Company’s sole discretion; (ii) will be paid following the completion of such year; and (iii) is not earned or accrued until the Bonus payout date.

(c) grant to the Contractor an option to purchase Common Shares in the capital of the Company, pursuant to an option agreement to be executed in conjunction with this Agreement.

4. HOURS OF WORK

There shall be no set hours of work. However, the Contractor agrees to be reasonably available to provide Services to the Company as may be required. The Parties agree that such hours will not normally exceed 1 days per week, but the Contractor acknowledges that there may be special circumstances which will require Services to be provided outside standard working hours for which no additional compensation will be provided.

5. INDEPENDENT CONTRACTOR

The Contractor is and shall remain at all times an independent contractor. Nothing contained in this Agreement is intended to create nor shall be construed as creating an employment relationship between the Contractor and the Company. The Contractor has sole responsibility, as an independent contractor, to comply with all laws, rules and regulations relating to the provision of Services, including without limitation, requirements under the Income Tax Act (Canada), the Employment Insurance Act (Canada), and the Canada Pension Plan Act. The Contractor shall be responsible for deducting any and all applicable federal and provincial taxes, deductions, premiums, and amounts owing with respect to those Fees paid by the Company and remitting such amounts to those governmental authorities as prescribed by law. As an independent contractor, the Contractor shall not be entitled to any employment related benefits, including without limitation, any payments under the Employment Standards Act (British Columbia). Upon termination of this Agreement, the Company shall only be responsible for paying those Fees associated with Services provided by the Contractor up to and including the termination date.

6. CONFLICT OF INTEREST

The Contractor agrees that, during the term of this Agreement, the Contractor will not, without the prior written consent of the Company, engage in, accept employment from, perform services for, or become affiliated with or connected with, either directly or indirectly, any person, firm, corporation, partnership or other business entity which is doing business with the Company relative to any project worked on by the Contractor under this Agreement, and further agrees that the Contractor will avoid all circumstances and actions which would place the Contractor in a position of divided loyalty with respect to the Contractor’s obligations in connection with this Agreement.

7.  _CONFIDENTIALITY OF INFORMATION AND OWNERSHIP OF PROPRIETARY PROPERTY

Upon execution and delivery of this Agreement, the Contractor shall execute and deliver the Confidentiality of Information and Ownership of Proprietary Property Agreement, attached in Schedule B of this Agreement.

8. SEVERABILITY

In the event that any covenant, provision or restriction contained in this Agreement is found to be void or unenforceable (in whole or in part) by a court of competent jurisdiction, it shall not affect or impair the validity of any other covenant, provisions or restrictions contained herein, nor shall it affect the validity or enforceability of such covenants, provisions or restrictions in any other jurisdiction or in regard to other circumstances. Any covenants, provisions or restrictions found to be void or unenforceable are declared to be separate and distinct, and the remaining covenants, provisions and restrictions shall remain in full force and effect.

9. CHANGES TO AGREEMENT

Any modifications or amendments to this Agreement must be in writing and signed by both Parties or else they shall have no force and effect. The Parties specifically acknowledge that the Company’s continued retention of the Contractor shall be sufficient and ample consideration supporting any future modifications or amendments to this Agreement.

10. ENUREMENT

This Agreement shall enure to the benefit of and be binding upon the Parties and their respective successors and assigns, including without limitation, the Contractor’s heirs, executors, administrators and personal representatives.

11. ASSIGNMENT

The Contractor may not assign any of the Contractor’s rights or delegate any of the Contractor’s duties or responsibilities under this Agreement, without the Company’s prior written consent. The Company may, without the consent of the Contractor, assign its rights, duties and obligations under this Agreement to an affiliate or to a purchaser of all, or substantially all of the assets of the Company.

12. ENTIRE AGREEMENT

This Agreement constitutes the entire agreement between the Parties and supersedes and replaces any and all other representations, understandings, negotiations and previous agreements, written or oral, express or implied.

13. LEGAL ADVICE

The Contractor acknowledges that the Contractor has read and understands the terms and conditions contained in this Agreement, and that the Company has provided a reasonable opportunity for the Contractor to seek independent legal advice prior to executing this Agreement.

14. CURRENCY

All dollar amounts set forth or referred to in this Agreement refer to Canadian currency.

15. NOTICES

15.1 Notice to Contractor

Any notice required or permitted to be given to the Contractor shall be deemed to have been received if delivered personally to the Contractor, sent to 6379 Argyle Avenue, West Vancouver, BC, V7W 2E5, or if mailed by registered mail to the Contractor’s business address last known to the Company.

15.2 Notice to Company

Any notice required or permitted to be given to the Company shall be deemed to have been received if delivered personally to, mailed by registered mail, or sent to Shackelford Pharma Inc., addressed to the attention of Mark Godsy, Chief Executive Officer.

16. GOVERNING LAW

This Agreement shall be interpreted and construed in accordance with the laws of the Province of British Columbia and the laws of Canada applicable therein.

LEGAL_1:50066346.1

IN WITNESS OF WHICH the Parties have duly executed this Agreement:

Signature Page to Independent Contractor Agreement

SCHEDULE A

SERVICES TO BE PROVIDED

Contractor to provide services as Chief Financial Officer. These include:

- Participation in the creation and execution of business and operating plans

- Business planning and strategy

- Oversight of corporate finance activities including budgets, forecasts, accounting and raising capital

SCHEDULE B

CONFIDENTIALITY OF INFORMATION

AND OWNERSHIP OF PROPRIETARY PROPERTY AGREEMENT

(see attached)